Exhibit 4.7
Consent of Peter Grieve
     I, Peter Grieve, hereby confirm that I have read the Notice of Meeting and Management Information Circular of Aurora Energy Resources Inc. (“Aurora”) dated March 20, 2009 (the “Circular”) relating to the special meeting of shareholders of Aurora to approve the amalgamation of Aurora and 59801 Newfoundland & Labrador Inc., which Circular incorporates by reference the annual information form of Fronteer Development Group Inc. (“Fronteer”) dated March 27, 2008 for its year ended December 31, 2007 (the “AIF”).
     I hereby consent to the use of my name in connection with references to my preparation or involvement in the preparation of the technical report dated March 30, 2007 entitled “Technical Report on the Pirentepe and Halilaga Exploration Properties, Çanakkale, Western Anatolia, Turkey” (the “Technical Report”) in the AIF or other documents incorporated by reference therein. I further consent to the inclusion in the Circular and Fronteer’s registration statement on Form F-8 relating to the Circular filed with the United States Securities and Exchange Commission (the “Registration Statement”) of the Technical Report (through the inclusion by way of incorporation by reference of the AIF in the Circular) and of extracts from or a summary of the Technical Report in the Circular and the Registration Statement or any documents incorporated by reference therein.
     I also hereby confirm that I have read the Technical Report and extracts from or a summary of the Technical Report contained in the Circular and the Registration Statement by way of incorporation by reference of the AIF and that I have no reason to believe there are any misrepresentations in the information contained therein that is derived from the Technical Report or that is within my knowledge as a result of the services that I have performed in connection with the Technical Report.

March 20, 2009	(signed) Peter Grieve Peter Grieve, M.Sc., M.A.I.G.